Exhibit 99.1

VAALCO Energy Announces Beginning of Avouma Production

HOUSTON, Jan. 16 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY) announced today that oil production has begun from the Avouma Field off the coast of Gabon in West Africa. The first of the two wells drilled to develop the field has been placed on a production test and is currently flowing at approximately 5,500 barrels oil per day. This well will be tested for seventy two hours, then shut in to gather pressure data, at which time the second well will be brought on stream for testing. Following completion of the second well test, both wells will be placed on production.

The oil flowing from the Avouma field is being loaded aboard the Etame Floating Production, Storage and Offloading (FPSO) facility via a 10-mile-long pipeline. Construction of the last phase of the pipeline was completed last week with the installation of a flexible riser to connect the pipeline to the FPSO.

In July 2006, VAALCO projected that the Avouma field would produce approximately 10,000 barrels oil per day when all wells were fully operational. Avouma supplements production from VAALCO’s nearby Etame field, where oil production continues at the rate of approximately 15,800 barrels oil per day.

Robert Gerry, Chairman and Chief Executive Officer, stated, “Avouma is our second field on the Etame Block to begin production. We are pleased that this project was completed on time and on budget in this tight market for oilfield services. We have additional opportunities within that block that we continue to pursue, including our Ebouri discovery, where we have commenced platform construction for installation later this year. We are also very positive about and making progress on plans for our properties near Angola, where we have signed a Production Sharing Agreement (PSA) for Block 05/06 offshore and have a 40% operator interest.

“In summary, VAALCO continues on track with its commitments to acquire niche energy properties that we believe have significant potential, as well as to explore for and profitably extract oil from those properties.”

The Company’s subsidiary VAALCO Gabon Etame, Inc. operates and owns a 28.07% interest in the Etame Field. Other field partners are Addax Petroleum Etame Inc. (31.36%), Sasol Petroleum West Africa (Ltd.) (27.75%), Sojitz Etame Limited (2.98%), PetroEnergy Resources Corp. (2.34%) and Tullow Oil Gabon SA (7.5%).

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2005 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                                            01/16/2007
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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